Back to Form 8-K
Exhibit 10.7

MEDICAID MANAGED CARE MODEL CONTRACT

Amendment of Agreement
Between
City of New York
And
WellCare of New York, Inc.

This Amendment, effective April 1, 2007, amends the Medicaid Managed Care Model Contract (hereinafter referred to as the "Agreement") made by and between the City of New York acting through the New York City Department of Health and Mental Hygiene (hereinafter referred to as "DOHMH" or "LDSS") and WellCare of New York, Inc. (hereinafter referred to as ''Contractor" or "MCO").

WHEREAS, the parties entered into an Agreement effective October 1, 2005, amended April 1, 2006 and January 1, 2007, for the purpose of providing prepaid case managed health services to Medical Assistance recipients residing in New York City; and

WHEREAS, the parties desire to amend said Agreement to modify certain provisions to reflect current circumstances and intentions, and as authorized in Section 2.1 of the Agreement, to extend the term of the Agreement until September 30, 2009;

NOW THEREFORE, effective April 1, 2007, it is mutually agreed by the parties to amend this Agreement as follows:

1.   Amend Section 19.1 of the "Table of Contents for Model Contract," to read, "Section 19.1 Maintenance of Contractor Performance Records, Records Evidencing Enrollment Fraud and Documentation Concerning Duplicate CINs."

2.   Amend Section 3.6, "SDOH Right to Recover Premiums," to read as follows:

3.6   SDOH Right to Recover Premiums

The parties acknowledge and accept that the SDOH has a right to recover premiums paid to the Contractor for MMC Enrollees listed on the monthly Roster who are later determined for the entire applicable payment month, to have been in an institution; to have been incarcerated; to have moved out of the Contractor's service area subject to any time remaining in the MMC Enrollee's Guaranteed Eligibility period; or to have died. SDOH has a right to recover premiums for FHPlus Enrollees listed on the Roster who are determined to have been incarcerated; to have moved out of the Contractor's service area; or to have died. In any event, the State may only recover premiums paid for MMC and/or FHPlus Enrollees listed on a Roster if it is determined by the SDOH that the Contractor was not at risk for provision of Benefit Package services for any portion of the payment period. Notwithstanding the foregoing, the SDOH always has the right to recover duplicate MMC or FHPlus premiums paid for persons enrolled under more than one Client Identification Number (ON) in the Contractor's MMC or FHPlus product whether or not the Contractor has made payments to providers.

April 1, 2007 Amendment
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3.   Amend Section 19.1, "Maintenance of Contractor Performance Records," to read as follows:

19.1   Maintenance of Contractor Performance Records, Records Evidencing Enrollment Fraud and Documentation Concerning Duplicate CINs

a) The Contractor shall maintain and shall require its subcontractors, including its Participating

Providers, to maintain appropriate records relating to Contractor performance under this

Agreement, including:

i) records related to services provided to Enrollees, including a separate Medical Record for each Enrollee;

ii) all financial records and statistical data that DOHMH, LDSS, SDOH and any other authorized governmental agency may require, including books, accounts, journals, ledgers, and all financial records relating to capitation payments, third party health insurance recovery, and other revenue received, any reserves related thereto and expenses incurred under this Agreement;

iii) all documents concerning enrollment fraud or the fraudulent use of any CIN;

iv) all documents concerning duplicate CINs;

v) appropriate financial records to document fiscal activities and expenditures, including records relating to the sources and application of funds and to the capacity of the Contractor or its subcontractors, including its Participating Providers, if applicable, to bear the risk of potential financial losses.

b) The Contractor shall maintain all Access NY Health Care (DOH-4220), Medicaid Choice, and SDOH enrollment applications (DOH-4097) and recertification forms completed by the Contractor or its subcontractors in fulfilling its responsibilities related to Facilitated Enrollment as set forth in Appendix P of this Agreement.

c)  The record maintenance requirements of this Section shall survive the termination, in whole or in part, of this Agreement.

4.   Amend Section 19.3, "Access to Contractor Records," to read as follows:

19.3   Access to Contractor Records

The Contractor shall provide DOHMH, SDOH, the Comptroller of the State of New York, DHHS, the Comptroller General of the United States, and their authorized representatives with access to all records relating to Contractor performance under this Agreement for the purposes of examination, audit, and copying (at reasonable cost to the requesting party). The Contractor shall give access to such records on two (2) business days prior written notice, during normal business hours, unless otherwise provided or permitted by applicable laws, rules, or regulations. Notwithstanding the foregoing, when records are sought in connection with a "fraud" or "abuse" investigation, as defined respectively in 10 NYCRR §98.1.21 (a) (1) and (a) (2), all costs associated with production and reproduction shall be the responsibility of the Contractor.

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5.   Amend C.l, 1. a) iii B) of Appendix C, "New York State Department of Health Requirements for the Provision of Family Planning and Reproductive Health," to read as follows:

B) For FHPlus Enrollees - The Contractor, if it includes such services in its Benefit Package is responsible for covering contraceptives, including emergency contraceptives, provided by a Participating pharmacy or a participating provider or clinic. The Contractor is responsible for prescription contraceptives consistent with the pharmacy benefit package as described in Appendix K, as well as for contraceptives obtained and administered by a provider in an office or clinic setting. When the Contractor does not provide Family Planning and Reproductive Health Services, the Designated Third Party Contractor that covers such services for FHPlus Enrollees is responsible for contraceptives, including emergency contraceptives, provided by a Participating pharmacy or a participating provider or clinic. The Designated Third Party Contractor is responsible for prescription contraceptives consistent with the pharmacy benefit package as described in Appendix K, as well as for contraceptives obtained and administered by a provider in an office or clinic setting. The Contractor or the Designated Third Party Contractor must cover at least one of every type of the following methods of contraception:

I)  Oral
II) Oral, emergency
III)  Injectable
IV) Transdermal
V)  Intravaginal
VI) Intravaginal, systemic
VII) Implantable

6.   The attached Appendix H, "New York State Department of Health Requirements for the Processing of Enrollments and Disenrollments in the MMC and FHPlus Programs," is substituted for the period beginning April 1, 2007.

All other provisions of said AGREEMENT shall remain in full force and effect.

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This Amendment is effective April 1, 2007 and the Agreement, including the modifications made by this Amendment and previous Amendments, shall remain in effect until September 30, 2009 or until an extension, renewal or successor Agreement is entered into as provided for in the Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement on the dates appearing below their respective signatures.

CONTRACTOR	CITY OF NEW YORK
By: /s/ Todd S. Farha	By: /s/ Andrew Rein
Todd Farha	Andrew Rein
Title: President & CEO	Title: Chief Operating Officer Executive Deputy Commissioner
WellCare of New York, Inc. Contractor Name	(NYC DOHMH)
Date: 10/31/07	Date: 12/5/07

April 1, 2007 Amendment

STATE OF FLORIDA
COUNTY OF HILLSBOROUGH

On this 31 day of October, 2007, Todd Farha came before me, to me known and known to be the President & CEO of WellCare of New York, Inc., who is duly authorized to execute the foregoing instrument on behalf of said corporation and s/he acknowledged to me that s/he executed the same for the purpose therein mentioned.

  /s/  Sara L. Gallo
Notary Public

STATE OF NEW YORK
COUNTY OF NEW YORK

On this 5 day of December, 2007, Andy Rein came before me, to me known and known to be Chief Operating Officer/ Executive Deputy Commissioner in the New York City Department of Health and Mental Hygiene, who is duly authorized to execute the foregoing instrument on behalf of the City and s/he acknowledged to me that s/he executed the same for the purpose therein mentioned.

  /s/ Frank Lane
Notary Public

APPENDIX H

New York State Department of Health Requirements
for the Processing of Enrollments and Disenrollments
in the MMC and FHPlus Programs

APPENDIX H
April 1, 2007
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SDOH Requirements
for the Processing of Enrollments and Disenrollments
in the MMC and FHPlus Programs

1. General

The Contractor's Enrollment and Disenrollment procedures shall be consistent with these requirements, except that to allow LDSS and the Contractor flexibility in developing processes that will meet the needs of both parties, SDOH, upon receipt of a written request from either the LDSS or the Contractor, may allow modifications to timeframes and some procedures. Where an Enrollment Broker exists, the Enrollment Broker will be responsible for some or all of the LDSS responsibilities as set forth in the Enrollment Broker Contract.

2. Enrollment

a)  SDOH Responsibilities:

i) The SDOH is responsible for monitoring LDSS program activities and providing technical assistance to the LDSS and the Contractor to ensure compliance with the State's policies and procedures.

ii) SDOH reviews and approves proposed Enrollment materials prior to the Contractor publishing and disseminating or otherwise using the materials.

b) LDSS Responsibilities:

i)   The LDSS has the primary responsibility for the Enrollment process.

ii) Each LDSS determines Medicaid and FHPlus eligibility. To the extent practicable, the LDSS will follow up with Enrollees when the Contractor provides documentation of any change in status which may affect the Enrollee's Medicaid, FHPlus, or MMC eligibility.

iii) The LDSS is responsible for coordinating the Medicaid and FHPlus application and Enrollment processes.

iv) The LDSS is responsible for providing pre-enrollment information to Eligible Persons, consistent with Sections 364-j(4)(e)(iv) and 369-ee of the SSL, and the training of persons providing Enrollment counseling to Eligible Persons.

v) The LDSS is responsible for informing Eligible Persons of the availability of MCOs and HIV SNPs offering MMC and/or FHPlus products and the scope of services covered by each.

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April 1, 2007

vi) The LDSS is responsible for informing Eligible Persons of the right to confidential face-to-face Enrollment counseling and will make confidential face-to-face sessions available upon request.

vii) The LDSS is responsible for instructing Eligible Persons to verify with the medical services providers they prefer, or have an existing relationship with, that such medical services providers are Participating Providers of the selected MCO and are available to serve the Enrollee. The LDSS includes such instructions to Eligible Persons in its written materials related to Enrollment.

viii) For Enrollments made during face-to-face counseling, if the Prospective Enrollee has a preference for particular medical services providers, Enrollment counselors shall verify with the medical services providers that such medical services providers whom the Prospective Enrollee prefers are Participating Providers of the selected MCO and are available to serve the Prospective Enrollee.

ix) The LDSS is responsible for the timely processing of managed care Enrollment applications, Exemptions, and Exclusions.

x) The LDSS is responsible for determining the status of Enrollment applications. Applications will be enrolled, pended or denied. The LDSS will notify the Contractor of the denial of any Enrollment applications that the Contractor assisted in completing and submitting to the LDSS under the circumstances described in 2(c)(i) of this Appendix.

xi) The LDSS is responsible for determining the Exemption and Exclusion status of individuals determined to be eligible for Medicaid under Title 11 of the SSL.

A) Exempt means an individual eligible for Medicaid under Title 11 of the SSL determined by the LDSS or the SDOH to be in a category of persons, as specified in Section 364-j of the SSL and/or New York State's Operational Protocol for the Partnership Plan, that are not required to participate in the MMC Program; however, individuals designated as Exempt may elect to voluntarily enroll.

B)  Excluded means an individual eligible for Medicaid under Title 11 of the SSL determined by the LDSS or the SDOH to be in a category of persons, as specified in Section 364-j of the SSL and/or New York State's Operational Protocol for the Partnership Plan, that are precluded from participating in the MMC Program.

xii) Individuals eligible for Medicaid under Title 11 of the SSL in the following categories will be eligible for Enrollment in the Contractor's MMC product at the LDSS's option, as indicated in Schedule 2 of Appendix M.

A) Foster care children in the direct care of LDSS;

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April 1, 2007

B) Homeless persons living in shelters outside of New York City.

xiii) The LDSS is responsible for entering individual Enrollment form data and transmitting that data to the State's Prepaid Capitation Plan (PCP) Subsystem. The transfer of Enrollment information may be accomplished by any of the following:

A) LDSS directly enters data into PCP Subsystem; or

B)  LDSS or Contractor submits a tape to the State, to be edited and entered into PCP Subsystem; or

C) LDSS electronically transfers data, via a dedicated line or Medicaid Eligibility Verification System (MEVS) to the PCP Subsystem.

xiv) The LDSS is responsible for sending the following required notices to Eligible Persons:

A) For mandatory MMC program only - Initial Notification Letter: This letter informs Eligible Persons about the mandatory MMC program and the time frames for choosing a MCO offering a MMC product. Included with the letter are managed care brochures, an Enrollment form, and information on their rights and responsibilities under this program, including the option for HIV/AIDS infected individuals who are categorically exempt from the mainstream MMC program to enroll in an HIV SNP on a voluntary basis in LDSS jurisdictions where HIV SNPs exist.

B) For mandatory MMC program only - Reminder Letter: A letter to all Eligible Persons in a mandatory category who have not responded by submitting a completed Enrollment form within thirty (30) days of being sent or given an Enrollment packet.

C) For MMC program - Enrollment Confirmation Notice for MMC Enrollees: This notice indicates the Effective Date of Enrollment, the name of the MCO and all individuals who are being enrolled. This notice should also be used for case additions and re-enrollments into the same MCO. There is no requirement that an Enrollment Confirmation Notice be sent to FHPlus Enrollees.

D) Notice of Denial of Enrollment: This notice is used when an individual has been determined by LDSS to be ineligible for Enrollment into the MMC or FHPlus program. This notice must include fair hearing rights. This notice is not required when Medicaid or FHPlus eligibility is being denied (or closed).

E) For MMC program only - Exemption Request Forms: Exemption forms are provided to MMC Eligible Persons upon request if they wish to apply for an

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April 1, 2007

Exemption. Individuals precoded on the system as meeting Exemption or Exclusion criteria do not need to complete an Exemption, request form. This notice is required for mandatory MMC Eligible Persons.

F) For MMC program only - Exemption and Exclusion Request Approval or Denial: This notice is designed to inform a recipient who applied for an exemption or who failed to provide documentation of exclusion criteria when requested by the LDSS of the LDSS's disposition of the request, including the right to a fair hearing if the request for exemption or exclusion is denied. This notice is required for voluntary and mandatory MMC Eligible Persons.

c)  Contractor Responsibilities:

i) To the extent permitted by law and regulation, the Contractor may accept Enrollment forms from Potential Enrollees for the MMC program, provided that the appropriate education has been provided to the Potential Enrollee by the LDSS pursuant to Section 2(b) of this Appendix. In those instances, the Contractor will submit resulting Enrollments to the LDSS, within a maximum of five (5) business days from the day the Enrollment is received by the Contractor (unless otherwise agreed to by SDOH and LDSS).

ii) The Contractor must notify new MMC and FHPlus Enrollees of their Effective Date of Enrollment. In the event that the actual Effective Date of Enrollment is different from that previously given to the Enrollee, the Contractor must notify the Enrollee of the actual date of Enrollment. This may be accomplished through a Welcome Letter. To the extent practicable, such notification must precede the Effective Date of Enrollment.

iii) The Contractor must notify the LDSS within five (5) business days of such information becoming known to the Contractor of any Medicaid or FHPlus Enrollees whose eligibility for those programs was established based on false information contained in applications completed by the Contractor or its subcontractors in fulfilling its responsibilities related to Facilitated Enrollment as set forth in Appendix P of this Agreement. Such information may include, but is not limited to, household income and/or resources (as defined in Subpart 360-4 of 18 NYCRR), household size, or address. The foregoing responsibility supplements those set forth in Sections 23.1 and 23.2 of this Agreement.

iv) The Contractor must report any changes that affect or may affect the eligibility status of its enrolled members to the LDSS within five (5) business days of such information becoming known to the Contractor. This includes, but is not limited to, address changes, verification of pregnancy, incarceration, third party insurance, etc.

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April 1, 2007

v) The Contractor, within five (5) business days of identifying cases where a person may be enrolled in the Contractor's MMC or FHPlus product under more than one CIN, must convey that information in writing to the LDSS.

vi) The Contractor shall advise Prospective Enrollees, in written materials related to Enrollment, to verify with the medical services providers they prefer, or have an existing relationship with, that such medical services providers are Participating Providers of the selected MCO and are available to serve the Prospective Enrollee.

vii)The Contractor shall accept all Enrollments as ordered by the Office of Temporary and Disability Assistance's Office of Administrative Hearings due to fair hearing requests or decisions.

3. Newborn Enrollments

a) The Contractor agrees to enroll and provide coverage for eligible newborn children effective from the time of birth.

b) SDOH Responsibilities:

i) The SDOH will update WMS with information on the newborn received from hospitals, consistent with the requirements of Section 366-g of the SSL as amended by Chapter 412 of the Laws of 1999.

ii) Upon notification of the birth by the hospital or birthing center, the SDOH will update WMS with the demographic data for the newborn and enroll the newborn in the mother's MCO if the newborn is not already enrolled, the mother's MCO offers a MMC product, and the newborn is not identified as SSI or SSI-related and therefore Excluded from the MMC Program pursuant to Section 2(b)(xi) of this Appendix. The newborn will be retroactively enrolled back to the first (1st) day of the month of birth. Based on the transaction date of the Enrollment of the newborn on the PCP subsystem, the newborn will appear on either the next month's Roster or the subsequent month's Roster. On Rosters for upstate and NYC, the "PCP Effective From Date" will indicate the first day of the month of birth, as described in 01 OMM/ADM 5 "Automatic Medicaid Enrollment for Newborns." If the newborn's Enrollment is not completed by this process, the LDSS is responsible for Enrollment (see (c)(iv) below).

c) LDSS Responsibilities:

i) Grant Medicaid eligibility for newborns for one (1) year if born to a woman eligible for and receiving Medicaid or FHPlus on the date of the newborn's birth.

ii) The LDSS is responsible for adding eligible unborns to all WMS cases that include a pregnant woman as soon as the pregnancy is medically verified.

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April 1, 2007

iii) In the event that the LDSS learns of an Enrollee's pregnancy prior to the Contractor, the LDSS is responsible for establishing Medicaid eligibility and enrolling the unborn in the Contractor's MMC product. If the Contractor does not offer a MMC product, the pregnant woman will be asked to select a MCO offering a MMC product for the unborn. If a MCO offering a MMC product is unavailable, or if Enrollment is voluntary in the LDSS jurisdiction and an MCO is not chosen by the mother, the newborn will be eligible for Medicaid fee-for-service coverage, and such information will be entered on the WMS.

iv) The LDSS is responsible for newborn Enrollment if enrollment is not successfully completed under the "SDOH Responsibilities" process as outlined in 2(b)(ii) above.

Contractor Responsibilities:

i) The Contractor must notify the LDSS in writing of any Enrollee that is pregnant within thirty (30) days of knowledge of the pregnancy. Notifications should be transmitted to the LDSS at least monthly. The notifications should contain the pregnant woman's name, Client ID Number (CIN), and the expected date of confinement (EDC).

ii) The Contractor must send verifications of infant's demographic data to the LDSS, within five (5) days after knowledge of the birth. The demographic data must include: the mother's name and CIN, the newborn's name and CIN (if newborn has a CIN), sex and the date of birth.

iii) In districts that use an Enrollment Broker, the Contractor shall not submit electronic Enrollments of newborns to the Enrollment Broker, because this will interfere with the retroactive Enrollment of the newborn back to the first (1st) day of the month of birth. For newborns whose mothers are not enrolled in the Contractor's MMC or FHPlus product and who were not pre-enrolled into the Contractor's MMC product as unborns, the Contractor may submit electronic Enrollment of the newborns to the Enrollment Broker. In such cases, the Effective Date of Enrollment will be prospective.

iv) In voluntary MMC counties, the Contractor will accept Enrollment applications for unborns if that is the mothers' intent, even if the mothers are not and/or will not be enrolled in the Contractor's MMC or FHPlus product. In all counties, when a mother is ineligible for Enrollment or chooses not to enroll, the Contractor will accept Enrollment applications for pre-enrollment of unborns who are eligible.

v) The Contractor is responsible for provision of services to a newborn and payment of the hospital or birthing center bill if the mother is an Enrollee at the time of the newborn's birth, even if the newborn is not yet on the Roster, unless the Contractor does not offer a MMC product in the mother's county of fiscal responsibility or the newborn is Excluded from the MMC Program pursuant to Section 2(b)(xi) of this Appendix.

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April 1, 2007

vi) Within fourteen (14) days of the date on which the Contractor becomes aware of the birth, the Contractor will issue a letter, informing parent(s) about the newborn's Enrollment and how to access care, or a member identification card.

vii) In those cases in which the Contractor is aware of the pregnancy, the Contractor will ensure that enrolled pregnant women select a PCP for their infants prior to birth.

viii) The Contractor will ensure that the newborn is linked with a PCP prior to discharge from the hospital or birthing center, in those instances in which the Contractor has received appropriate notification of birth prior to discharge.

4.  Auto-Assignment Process (Applies to Mandatory MMC Program Only):

a)  This section only applies to a LDSS where CMS has given approval and the LDSS has begun mandatory Enrollment into the Medicaid Managed Care Program. The details of the auto-assignment process are contained in Section 12 of New York State's Operational Protocol for the Partnership Plan.

b)   SDOH Responsibilities:

i) The SDOH, LDSS or Enrollment Broker will assign MMC Eligible Persons not pre-coded in WMS as Exempt or Excluded, who have not chosen a MCO offering a MMC product in the required time period, to a MCO offering a MMC product using an algorithm as specified in §364-j(4)(d) of the SSL.

ii) SDOH will ensure the auto-assignment process automatically updates the PCP Subsystem, and will notify MCOs offering MMC products of auto-assigned individuals electronically.

iii) SDOH will notify the LDSS electronically on a daily basis of those individuals for whom SDOH has selected a MCO offering a MMC product through the Automated PCP Update Report. Note: This does not apply in Local Districts that utilize an Enrollment Broker.

c) LDSS Responsibilities:

i)   The LDSS is responsible for tracking an individual's choice period.

ii) As with Eligible Persons who voluntarily choose a MCO's MMC product, the LDSS is responsible for providing notification to assigned individuals regarding their Enrollment status as specified in Section 2 of this Appendix.

d)  Contractor Responsibilities:

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April 1, 2007

i) The Contractor is responsible for providing notification to assigned individuals regarding their Enrollment status as specified in Section 2 of this Appendix.

5. Roster Reconciliation:
a) All Enrollments are effective the first of the month.
b) SDOH Responsibilities:

i) The SDOH maintains both the PCP subsystem Enrollment files and the WMS eligibility files, using data entered by the LDSS. SDOH uses data contained in both these files to generate the Roster.

A)  SDOH shall send the Contractor and LDSS monthly (according to a schedule established by SDOH), a complete list of all Enrollees for which the Contractor is expected to assume medical risk beginning on the 1st of the following month (First Monthly Roster). Notification to the Contractor and LDSS will be accomplished via paper transmission, magnetic media, or the HPN.

B) SDOH shall send the Contractor and LDSS monthly, at the time of the first monthly roster production, a Disenrollment Report listing those Enrollees from the previous month's roster who were disenrolled, transferred to another MCO, or whose Enrollments were deleted from the file. Notification to the Contractor and LDSS will be accomplished via paper transmission, magnetic media, or the HPN.

C) The SDOH shall also forward an error report as necessary to the Contractor and LDSS.

D) On the first (1st) weekend after the first (1st) day of the month following the generation of the first (1st) Roster, SDOH shall send the Contractor and LDSS a second Roster which contains any additional Enrollees that the LDSS has added for Enrollment for the current month. The SDOH will also include any additions to the error report that have occurred since the initial error report was generated.

c)  LDSS Responsibilities:

i) The LDSS is responsible for notifying the Contractor electronically or in writing of changes in the Roster and error report, no later than the end of the month. (Note: To the extent practicable the date specified must allow for timely notice to Enrollees regarding their Enrollment status. The Contractor and the LDSS may develop protocols for the purpose of resolving Roster discrepancies that remain unresolved beyond the end of the month.)

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April 1, 2007

ii) Enrollment and eligibility issues are reconciled by the LDSS to the extent possible, through manual adjustments to the PCP subsystem Enrollment and WMS eligibility files, if appropriate.

d)  Contractor Responsibilities:

i) The Contractor is at risk for providing Benefit Package services for those Enrollees listed on the 1st and 2nd Rosters for the month in which the 2nd Roster is generated. Contractor is not at risk for providing services to Enrollees who appear on the monthly Disenrollment report.

ii) The Contractor must submit claims to the State's Fiscal Agent for all Eligible Persons that are on the 1st and 2nd Rosters, adjusted to add Eligible Persons enrolled by the LDSS after Roster production arid to remove individuals disenrolled by LDSS after Roster production (as notified to the Contractor). In the cases of retroactive Disenrollments, the Contractor is responsible for submitting an adjustment to void any previously paid premiums for the period of retroactive Disenrollment, where the Contractor was not at risk for the provision of Benefit Package services. Payment of subcapitation does not constitute "provision of Benefit Package services."

6.  Disenrollment:

a)  LDSS Responsibilities:

i) The LDSS is responsible for accepting requests for Disenrollment directly from Enrollees and may not require Enrollees to approach the Contractor for a Disenrollment form. Where an LDSS is authorized to mandate Enrollment, all requests for Disenrollment must be directed to the LDSS or the Enrollment Broker. The LDSS and the Enrollment Broker must utilize the State-approved Disenrollment forms.

ii) Enrollees may initiate a request for an expedited Disenrollment to the LDSS. The LDSS will expedite the Disenrollment process in those cases where an Enrollee's request for Disenrollment involves an urgent medical need, a complaint of nonconsensual Enrollment or, in local districts where homeless individuals are exempt, homeless individuals in the shelter system. If approved, the LDSS will manually process the Disenrollment through the PCP Subsystem. MMC Enrollees who request to be disenrolled from managed care based on their documented HIV, ESRD, or SPMI/SED status are categorically eligible for an expedited Disenrollment on the basis of urgent medical need.

iii) The LDSS is responsible for processing routine Disenrollment requests to take effect on the first (1st) day of the following month if the request is made before the fifteenth (15th) day of the month. In no event shall the Effective Date of Disenrollment be later than the first (1st) day of the second month after the month in which an Enrollee requests a Disenrollment.

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April 1, 2007

iv) The LDSS is responsible for disenrolling Enrollees automatically upon death or loss of Medicaid or FHPlus eligibility. All such Disenrollments will be effective at the end of the month in which the death or loss of eligibility occurs or at the end of the last month of Guaranteed Eligibility, where applicable.

v) The LDSS is responsible for informing Enrollees of their right to change Contractors if there is more than one available including any applicable Lock-In restrictions. Enrollees subject to Lock-In may disenroll after the grace period for Good Cause as defined below. The LDSS is responsible for determining if the Enrollee has Good Cause and processing the Disenrollment request in accordance with the procedures outlined in this Appendix. The LDSS is responsible for providing Enrollees with notice of their right to request a fair hearing if their Disenrollment request is denied. Such notice must include the reason(s) for the denial. An Enrollee has Good Cause to disenroll if:

A)  The Contractor has failed to furnish accessible and appropriate medical care services or supplies to which the Enrollee is entitled under the terms of the contract under which the Contractor has agreed to provide services. This includes, but is not limited to the failure to:
I) provide primary care services;
II) arrange for in-patient care, consultation with specialists, or laboratory and radiological services when reasonably necessary;
III) arrange for consultation appointments;
IV) coordinate and interpret any consultation findings with emphasis on continuity of medical care;
V) arrange for services with qualified licensed or certified providers;
VI) coordinate the Enrollee's overall medical care such as periodic immunizations and diagnosis and treatment of any illness or injury; or

B)  The Contractor cannot make a Primary Care Provider available to the Enrollee within the time and distance standards prescribed by SDOH; or

C) The Contractor fails to adhere to the standards prescribed by SDOH and such failure negatively and specifically impacts the Enrollee; or

D) The Enrollee moves his/her residence out of the Contractor's service area or to a county where the Contractor does not offer the product the Enrollee is eligible for; or

E)  The Enrollee meets the criteria for an Exemption or Exclusion as set forth in 2(b)(xi) of this Appendix; or

F) It is determined by the LDSS, the SDOH, or its agent that the Enrollment was not consensual; or

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April 1, 2007
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G) The Enrollee, the Contractor and the LDSS agree that a change of MCOs would be in the best interest of the Enrollee; or

H) The Contractor is a primary care partial capitation provider that does not have a utilization review process in accordance with Title I of Article 49 of the PHL and the Enrollee requests Enrollment in an MCO that has such a utilization review process; or

I) The Contractor has elected not to cover the Benefit Package service that an Enrollee seeks and the service is offered by one or more other MCOs in the Enrollee's county of fiscal responsibility; or

J)   The Enrollee's medical condition requires related services to be performed at the same time but all such related services cannot be arranged by the Contractor because the Contractor has elected not to cover one of the services the Enrollee seeks, and the Enrollee's Primary Care Provider or another provider determines that receiving the services separately would subject the Enrollee to unnecessary risk; or

K) An FHPlus Enrollee is pregnant.

vi) An Enrollee subject to Lock-In may initiate Disenrollment for Good Cause by filing an oral or written request with the LDSS.

vii) The LDSS is responsible for promptly disenrolling an MMC Enrollee whose MMC eligibility or health status changes such that he/she is deemed by the LDSS to meet the Exclusion criteria. The LDSS will provide the MMC Enrollee with a notice of his or her right to request a fair hearing.

viii) In instances where an MMC Enrollee requests Disenrollment due to MMC Exclusion, the LDSS must notify the MMC Enrollee of the approval or denial of exclusion/Disenrollment status, including fair hearing rights if Disenrollment is denied.

ix) The LDSS is responsible for ensuring that retroactive Disenrollments are used only when absolutely necessary. Circumstances warranting a retroactive Disenrollment are rare and include when an Enrollee is determined to have been non-consensually enrolled in a MCO; he or she enters or resides in a residential institution under circumstances which render the individual Excluded from the MMC program; is incarcerated; is an SSI infant less than six (6) months of age; is simultaneously in receipt of comprehensive health care coverage from an MCO and is enrolled in either the MMC or FHPlus product of the same MCO; or he or she has died - as long as the Contractor was not at risk for provision of Benefit Package services for any portion of the retroactive period. Payment of subcapitation does not constitute "provision of Benefit Package services." Notwithstanding the foregoing, the SDOH always has the right to recover duplicate MMC or FHPlus premiums paid for persons enrolled under more than one Client Identification Number (CIN) in the Contractor's MMC or FHPlus product whether or not the Contractor has made payments to providers.

APPENDIX H
April 1, 2007

x) The SDOH may recover premiums paid for Medicaid or FHPlus Enrollees whose eligibility for those programs was based on false information, when such false information was provided as a result of intentional actions or failures to act on the part of an employee of the Contractor; and the Contractor shall have no right of recourse against the Enrollee or a provider of service for the cost of services provided to the Enrollee for the period covered by such premiums.

xi) The LDSS is responsible for notifying the Contractor of the retroactive Disenrollment prior to the action. The LDSS is responsible for finding out if the Contractor has made payments to providers on behalf of the Enrollee prior to Disenrollment. After this information is obtained, the LDSS and Contractor will agree on a retroactive Disenrollment or prospective Disenrollment date. In all cases of retroactive Disenrollment, including Disenrollments effective the first day of the current month, the LDSS is responsible for sending notice to the Contractor at the time of Disenrollment, of the Contractor's responsibility to submit to the SDOH's Fiscal Agent voided premium claims within thirty (30) business days of notification from the LDSS for any full months of retroactive Disenrollment where the Contractor was not at risk for the provision of Benefit Package services during the month. Notwithstanding the foregoing, the SDOH always has the right to recover duplicate MMC or FHPlus premiums paid for persons enrolled under more than one Client Identification Number (CIN) in the Contractor's MMC or FHPlus product whether or not the Contractor has made payments to providers. Failure by the LDSS to notify the Contractor does not affect the right of the SDOH to recover the premium payment as authorized by Section 3.6 of this Agreement or for the State Attorney General to bring legal action to recover any overpayment.

APPENDIX H
April 1, 2007

xii) Generally the effective dates of Disenrollment are prospective.   Effective dates for other than routine Disenrollments are described below:

Reason for Disenrollment	Effective Date of Disenrollment
A) Infants weighing less than 1200 grams at birth and other infants under six (6) months of age who meet the criteria for the SSI or SSI related category	First Day of the month of birth or the month of onset of disability, whichever is later
B) Death of Enrollee	First day of the month after death
C) Incarceration	First day of the month of incarceration (note-Contractor is at risk for covered services only to the date of incarceration and is entitled to the capitation payment for the month of incarceration)
D) Medicaid Managed Care Enrollee entered or stayed in a residential institution under circumstances which rendered the individual excluded from managed care, or is in receipt of waivered services through the Long Term Home Health Care Program (LTHHCP), including when an Enrollee is admitted to a hospital that 1) is certified by Medicare as a long-term care hospital and 2) has an average length of stay for all patients greater than ninety-five (95) days as reported in the Statewide Planning and Research Cooperative System (SPARCS) Annual Report 2002.

First day of the month of entry or first day of the month of classification of the stay as permanent subsequent to entry (note-Contractor is at risk for covered services only to the date of entry or classification of the stay as permanent subsequent to entry, and is entitled to the capitation payment for the month of entry or classification of the stay as permanent subsequent to entry)

E) Individual's effective date of Enrollment or autoassignment into a MMC product occurred while meeting institutional criteria in (D) above	Effective Date of Enrollment in the Contractor's Plan
F) Non-consensual Enrollment	Retroactive to the first day of the month of Enrollment
G) Enrollee moved outside of the District/County of Fiscal Responsibility	First day of the month after the update of the system with the new address[1]
H) Urgent medical need	First day of the next month after determination except where medical need requires an earlier Disenrollment
I) Homeless Enrollees in Medicaid Managed Care residing in the shelter system in NYC or in other districts where homeless individuals are exempt	Retroactive to the first day of the month of the request
J) Individual is simultaneously in receipt of comprehensive health care coverage from an MCO and is Enrolled in either the MMC or FHPlus product of the same MCO	First day of the month after simultaneous coverage began
K) An Enrollee with more than one Client Identification Number (CIN) is enrolled in an MCO's MMC or FHPlus product under more than one of the CINs	First day of the month the duplicate Enrollment began

1 In counties outside of New York City, LDSSs should work together to ensure continuity of care through the Contractor if the Contractor's service area includes the county to which the Enrollee has moved and the Enrollee, with continuous eligibility, wishes to stay enrolled in the Contractor's MMC or FHPlus product. In New York City, Enrollees, not in guaranteed status, who move out of the Contractor's Service Area but not outside of the City of New York (e.g., move from one borough to another), will not be involuntarily disenrolled, but must request a Disenrollment or transfer. These Disenrollments will be performed on a routine basis unless there is an urgent medical need to expedite the Disenrollment.

APPENDIX H
April 1, 2007

xiii) The LDSS is responsible for rendering a determination and responding within thirty (30) days of the receipt of a fully documented request for Disenrollment, except for Contractor-initiated Disenrollments where the LDSS decision must be made within fifteen (15) days. The LDSS, to the extent possible, is responsible for processing an expedited Disenrollment within two (2) business days of its determination that an expedited Disenrollment is warranted.

xiv) The Contractor must respond timely to LDSS inquiries regarding Good Cause Disenrollment requests to enable the LDSS to make a determination within thirty (30) days of the receipt of the request from the Enrollee.

xv) The LDSS is responsible for sending the following notices to Enrollees regarding their Disenrollment status. Where practicable, the process will allow for timely notification to Enrollees unless there is Good Cause to disenroll more expeditiously.

A) Notice of Disenrollment: This notice will advise the Enrollee of the LDSS's determination regarding an Enrollee-initiated, LDSS-initiated or Contractor-initiated Disenrollment and will include the Effective Date of Disenrollment. In cases where the Enrollee is being involuntarily disenrolled, the notice must contain fair hearing rights.

B)  When the LDSS denies any Enrollee's request for Disenrollment pursuant to Section 8 of this Agreement, the LDSS is responsible for informing the Enrollee in writing, explaining the reason for the denial, stating the facts upon which the denial is based, citing the statutory and regulatory authority and advising the Enrollee of his/her right to a fair hearing pursuant to 18NYCRR Part 358.

C)  End of Lock-In Notice: Where Lock-In provisions are applicable, Enrollees must be notified sixty (60). days before the end of their Lock-In Period. The SDOH or its designee is responsible for notifying Enrollees of this provision in applicable LDSS jurisdictions.

D)  Notice of Change to Guarantee Coverage: This notice will advise the Enrollee that his or her Medicaid or FHPlus eligibility is ending and how this affects his or her Enrollment in a MCO's MMC or FHPlus product. This notice contains pertinent information regarding Guaranteed Eligibility benefits and dates of coverage. If an Enrollee is not eligible for Guarantee, this notice is not necessary.

xvi) The LDSS may require that a MMC Enrollee that has been disenrolled at the request of the Contractor be returned to the Medicaid fee-for-service program. In the FHPlus program, a FHPlus Enrollee disenrolled at the request of the Contractor, may choose another MCO offering a FHPlus product. If the FHPlus Enrollee does not choose, or there is not another MCO offering FHPlus in the LDSS jurisdiction, the case will be closed.

APPENDIX H
April 1, 2007

xvii) In those instances where the LDSS approves the Contractor's request to disenroll an Enrollee, and the Enrollee requests a fair hearing, the Enrollee will remain enrolled in the Contractor's MMC or FHPlus product until the disposition of the fair hearing if Aid to Continue is ordered by the New York State Office of Administrative Hearings.

xviii)The LDSS is responsible for reviewing each Contractor-requested Disenrollment in accordance with the provisions of Section 8.7 of this Agreement and this Appendix. Where applicable, the LDSS may consult with local mental health and substance abuse authorities in the district when making the determination to approve or disapprove the request.

xix) The LDSS is responsible for establishing procedures whereby the Contractor refers cases which are appropriate for an LDSS-initiated Disenrollment and submits supporting documentation to the LDSS.

xx) After the LDSS receives and, if appropriate, approves the request for Disenrollment either from the Enrollee or the Contractor, the LDSS is responsible for updating the PCP subsystem file with an end date. The Enrollee is removed from the Contractor's Roster.

b)  Contractor Responsibilities:

i) In those instances where the Contractor directly receives Disenrollment forms, the Contractor will forward these Disenrollments to the LDSS for processing within five (5) business days (or according to Section 6 of this Appendix). During pulldown week, these forms may be faxed to the LDSS with the hard copy to follow.

ii) The Contractor must accept and transmit all requests for voluntary Disenrollments from its Enrollees to the LDSS, and shall not impose any barriers to Disenrollment requests. The Contractor may require that a Disenrollment request be in writing, contain the signature of the Enrollee, and state the Enrollee's correct Contractor or Medicaid identification number.

iii) The Contractor will make a good faith effort to identify cases which may be appropriate for an LDSS-initiated Disenrollment. Within five (5) business days of identifying such cases and following LDSS procedures, the Contractor will, in writing, refer cases which are appropriate for an LDSS-initiated Disenrollment and will submit supporting documentation to the LDSS. This includes, but is not limited to, changes in status for its Enrollees that may impact eligibility for Enrollment such as address changes, incarceration, death, exclusion from the MMC program, the apparent enrollment of a member in the Contractor's MMC or FHPlus product under more than one CIN, etc.

APPENDIX H
April 1, 2007

iv) Pursuant to Section 8.7 of this Agreement, the Contractor may initiate an involuntary Disenrollment if the Enrollee engages in conduct or behavior that seriously impairs the Contractor's ability to furnish services to either the Enrollee or other Enrollees, provided that the Contractor has made and documented reasonable efforts to resolve the problems presented by the Enrollee.

v) The Contractor may not request Disenrollment because of an adverse change in the Enrollee's health status, or because of the Enrollee's utilization of medical services, diminished mental capacity, or uncooperative or disruptive behavior resulting from the Enrollee's special needs (except where continued Enrollment in the Contractor's MMC or FHPlus product seriously impairs the Contractor's ability to furnish services to either the Enrollee or other Enrollees).

vi) The Contractor must make a reasonable effort to identify for the Enrollee, both verbally and in writing, those actions of the Enrollee that have interfered with the effective provision of covered services as well as explain what actions or procedures are acceptable.

vii) The Contractor shall give prior verbal and written notice to the Enrollee, with a copy to the LDSS, of its intent to request Disenrollment. The written notice shall advise the Enrollee that the request has been forwarded to the LDSS for review and approval. The written notice must include the mailing address and telephone number of the LDSS.

viii) The Contractor shall keep the LDSS informed of decisions related to all complaints filed by an Enrollee as a result of, or subsequent to, the notice of intent to disenroll.

ix) The Contractor will not consider an Enrollee disenrolled without confirmation from the LDSS or the Roster (as described in Section 5 of this Appendix).

APPENDIX H
April 1, 2007